Exhibit 10.3

2013 EXECUTIVE OFFICER BONUS PROGRAM

2013 Target Bonus

On July 30, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of NeoPhotonics Corporation (the “Company”) approved target bonuses for 2013 for its “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) in the amounts set forth below.

Named Executive Officer	2013 Target Bonus Percentage(1)	2013 Target Bonus Amount(2)
Timothy S. Jenks, President and Chief Executive Officer	75%	$270,000
James D. Fay, Senior Vice President and Chief Financial Officer	45	135,000
Dr. Raymond Cheung, Senior Vice President and Chief Operating Officer	40	132,389	(3)
Dr. Wupen Yuen, Senior Vice President of Product and Technology Development	40	104,000
Benjamin L. Sitler, Senior Vice President of Global Sales and Product Management	40	100,000

(1)	Target bonuses percentages are expressed as a percentage of 2013 base salary.
(2)

To the extent the applicable base salary is adjusted in 2013, the dollar amount resulting from the target bonus percentage would be adjusted for the pro rata portion of the year in which the adjusted salary applies.

(3)	The Target Bonus Amount is calculated in U.S. dollars at the applicable exchange rate and Dr. Cheung’s actual bonus, if any, will be paid in RMB.

The Compensation Committee structured target bonuses for the fiscal year 2013 so that payouts would be determined based in part on achievement against corporate objectives, including:

•	U.S. GAAP revenue for the fiscal year 2013;
•	Non-GAAP gross margin for the fiscal year 2013;
•	Non-GAAP net income from operations for the fiscal year 2013; and
•	U.S. GAAP revenue from new products for the fiscal year 2013.

For target bonuses for the fiscal year 2013, the Compensation Committee established performance goals for each of the above metrics that are aligned with corporate objectives. While these various performance goals were selected, they are merely non-binding guidelines to be used as one factor in determining the actual bonuses earned.

It is expected that, in the first quarter of 2014, the Compensation Committee will review the Company’s fiscal year 2013 corporate performance against each of the corporate goals and other aspects of corporate and individual performance to determine any actual bonus awards for performance related to the fiscal year 2013.